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                                                                    EXHIBIT 10.5


                                                                       M/I HOMES
                                            AWARD FORMULAS AND PERFORMANCE GOALS
                                                         CHIEF FINANCIAL OFFICER
                                                       EFFECTIVE JANUARY 1, 2003







In accordance with the terms of the M/I Schottenstein Homes Executive Officer Compensation Plan (the "Plan"), the Executive Officer Compensation Committee (the "Committee") shall, for each Participant, establish the award formulas and performance goals (as those terms are defined in the Plan) annually to be measured to determine the amount of bonus awards for each Plan Year. The following are the performance goals and award formulas for the 2003 Plan Year for the Chief Financial Officer. Subject to the maximum limit set forth in the Plan, the maximum award the Chief Financial Officer is eligible to receive for the 2003 Plan Year shall be an amount equal to 500% of his 1999 base salary. This Plan was approved by the stockholders in April 1999.


I. ACTUAL NET INCOME: In the event the actual net income of the Company is at least 50% of budgeted net income, the Chief Financial Officer will receive 35% of December 31 base salary. A maximum of 111% will be earned at 99% budgeted income achievement; 4% higher than 2002's achievement.


II. CUSTOMER SERVICE: If 92% of the Company's homeowners respond "yes" to Question #14 on the related questionnaire, the Chief Financial Officer will receive 20% of December 31 base salary. A maximum bonus of 37% will be earned at 100% customer satisfaction achievement. If the customer response level is less than 92%, and the plan maximum has been met, the bonus payment will be reduced by 10%.


III. RETURN ON EQUITY: If the ROE of the Company is 10%, the Chief Financial Officer will receive 10% of December 31 base salary, with the amount increasing to a maximum of 37% at a 20% ROE achievement.





PAYMENT
-------

The individual must be employed in this capacity with the Company on the date bonuses are distributed to receive a bonus. No amounts are considered due or payable if the employment relationship with the Company is terminated.


ACKNOWLEDGED:



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